Exhibit 99

PRESS RELEASE

HUMPHREY HOSPITALITY TRUST, INC. ANNOUNCES PLANNED CHANGE IN MOTEL MANAGEMENT COMPANY

Columbia, MD – June 28, 2004 - Humphrey Hospitality Trust, Inc. (NASDAQ: HUMP- news), a real estate investment trust (REIT), announced today that, subject to lender approval and completion of documents, the Board of Directors of the REIT have agreed to enter into a management agreement with Royal Host, a publicly owned real estate investment trust. Royal Host owns franchises and manages hotel properties in the United States and Canada. Royal Host has management experience in both limited service and focused service properties. Royal Host securities are traded on the Toronto Stock Exchange under the symbols RYL.UN, RYL.DB and RYL.DBA.

The Board of Directors also agreed, subject to lender approval and completion of documents, to terminate the current management agreement between Humphrey Hospitality Management, Inc (“HHMI”) and the REIT’s wholly owned subsidiaries.

The REIT anticipates the required lender approval will be received by July 31, 2004, which would be the effective date of the change in managers. As consideration for early termination of the HHMI agreement, the REIT will pay HHMI a termination fee of $500,000. The current management agreement with HHMI runs until December 2007 with a renewal term for five years; termination without a default carries a termination fee in excess of $500,000.

The REIT expects to incur one time costs ranging from $900,000 to $1,100,000 in connection with the change in management companies from HHMI to Royal Host. The estimated one time costs include the termination fee to HHMI, employee severance and related costs, and other related transactional costs.

The current HHMI management agreement provides for a 5% fee applied against annual gross hotel revenues plus payments of certain annual costs for marketing and payroll processing of $450,000. The new Royal Host agreement provides for a 4.75% fee applied against annual gross hotel revenues. The REIT anticipates annual savings of in excess of $450,000 in management costs. Both the HHMI and the Royal Host management agreements contain conditions for incentive payments if predetermined profit and cash flow targets are exceeded.

In addition to the annual savings in management costs, the REIT believes the Royal Host management philosophy will assist the motels in achieving future annual cost containment, coupled with improved management training techniques, which should result in increased REIT profitability.

The REIT also announced that James I. Humphrey, Jr., owner of HHMI, has agreed to sell his 6.10% (731,234 shares) ownership interest in Humphrey Hospitality Trust, Inc. at $3.50 per share to five current stockholders or their affiliates, including directors Paul Schulte, Steve Borgmann, Allen Dayton and Loren Steele. The closing of the stock sale is contingent on and would occur concurrent with the signing of the new management agreement with Royal Host.

“The Board wants to take action to rebuild shareholder value,” stated Paul Schulte, Board Chairman. “By moving our third party management responsibilities to Royal Host, we will be more closely aligned with a cost-containment and customer service philosophy.” Schulte added, “When Jim Humphrey decided to liquidate his ownership position in the REIT so he could pursue other investment and development opportunities, the Board decided to accelerate the termination date of the HHMI agreement so it could align the REIT with the Royal Host management philosophy with the objective of creating sustainable earnings for our shareholders and delivering superior customer service to our guests.”

Humphrey Hospitality Trust, Inc. is a real estate investment trust specializing in limited-service lodging. The REIT own 71 hotels in 16 midwestern and eastern states. More information can be found at www.humphreyhospitality.com

Certain matters with this press release are discussed using forward looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These risks are discussed in certain of the REIT’s filings with the Securities and Exchange Commission.

Contact Paul J. Schulte

402-371-2520